Exhibit 99

        Great Western Land and Recreation Reports Third-Quarter Results


         Several New Development Projects Begin Going Online in 2004-05


    SCOTTSDALE, Ariz., Aug. 16 /PRNewswire-FirstCall/ -- Great Western Land and Recreation Inc. (OTC Bulletin Board: GWES), a real estate development company with approximately 48,000 acres of urban and ranch land in various stages of development in the Southwest, today reported a third-quarter net loss of $241,477, or 1 cent per diluted share, compared with net income of $76,553 or about break-even per diluted share, a year earlier. Land and lot sales for the quarter ended June 30, 2004, were $628,153 compared with $879,587 for the comparable prior-year quarter.

    The decrease in land and lot sales was the result of a decrease in residential lot sales, partially offset by an increase in ranch land sales. Great Western's current residential lot developments have essentially sold out, however several new developments are expected to begin generating sales in the months ahead.

    For the nine months ended June 30, 2004, the net loss was $826,272, or 4 cents per diluted share, compared with net income of $251,250, or 1 cent per diluted share, for the first nine months of fiscal 2003. Land and lot sales were $1.4 million compared with $2.8 million.

    "Excluding the pending sale of the Willow Springs Ranch in New Mexico, we expect the fourth quarter to be flat, with sales and profits not increasing until fiscal 2005," said Jay N. Torok, chairman and chief executive officer. "We expect revenue to increase substantially as we move into fiscal 2005, with the fall openings of Glendale Springs, our 80-unit condominium project in Glendale, Arizona, and Woodland Court, our 43-unit townhome project in College Station, Texas. This will be followed by our launch of Mallard Crossing, a new 480-acre mixed-use development in a prime Houston-area location, later in the year. Late in calendar 2005, we expect sales to begin at Westchester Lakes, our recently announced 200-acre development located near Mallard Crossing that will feature 450 lots, including prime lake frontage lots.

    "In addition," Torok said, "cash generated in fiscal 2004 and 2005 will facilitate achieving our goal of acquiring more land for projects that we expect to provide a solid revenue base for future years. The two large Houston projects alone are expected to generate a total of $50 million in revenue over the 8- to 10-year lives of the projects. As we add new projects, our goal is to reach $25 million in annual revenue by the 2006-2007 fiscal year."

    In addition to sale of residential projects, Great Western's revenue included sales of ranch land at Wagon Bow Ranch in Arizona and Willow Springs Ranch in New Mexico. A buyer has agreed to purchase the remaining Willow Springs property for about $4.7 million, with closing scheduled later this month.

    Great Western completed the third quarter with a cash position of $537,104 compared with $1.1 million at fiscal year-end 2003. Total assets were $14.6 million and total liabilities were $11.7 million. Stockholders' equity was $2.9 million at June 30, 2004, compared with $3.0 million at September 30, 2003. The company had 20.9 million weighted average shares of common stock outstanding at June 30, 2004.

    The company projects capital expenditures for development of its existing projects of approximately $13.3 million during the next 12 months, with most of the funding to come from banks and other financial institutions.


    About Great Western Land and Recreation

    Great Western Land and Recreation Inc. is the product of a merger in February 2003 between 1st Realty Investments Inc., a public company, and Great Western, a real estate development company that was wholly owned by Amortibanc Investments LC, one of Kansas' oldest mortgage and investment banking firms. Great Western's activity is focused in two of the nation's fastest-growing major metropolitan areas, Houston and Phoenix. It is also developing major ranch properties in Arizona and New Mexico. Great Western's common stock recently became quoted on the Over-The-Counter Bulletin Board under ticker symbol GWES.

    Additional information is available at http://www.gwland.com .


    This news release may contain certain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as "may," "believes," "plans," "will," "anticipates," "estimates," "expects," or "intends" or by discussions of strategy, plans or intentions. All forward-looking statements in this news release, including statements regarding sales, new projects and financing of capital expenditures, are made based on the company's current expectations and estimates, which involve risks, uncertainties and other factors that could cause results to differ materially from those expressed in forward-looking statements. These risks and uncertainties include, but are not limited to, general economic conditions, competitive factors, real estate market conditions, changing demographic conditions, adverse weather conditions and natural disasters, delays in construction schedules, the availability of qualified third-party contractors, cost overruns, changes in government regulations or requirements, increases in real estate taxes and other local government fees, the company's ability to locate new projects and to finance the acquisition and development of these projects on acceptable terms, changes in interest rates, the unpredictability of the timing of real estate sales and the cost of land, materials and labor. Additional information is included in the company's filings with the Securities and Exchange Commission, and can be found at http://www.sec.gov/edgar . Great Western Land and Recreation assumes no obligation to update any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of this news release.


                               -Tables Follow-


                   GREAT WESTERN LAND AND RECREATION, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (unaudited)

                                  Three months ended      Nine months ended
                                       June 30,                June 30,
                                   2004        2003        2004        2003
    Land and lot sales            628,153     879,587   1,437,776   2,811,380
    Cost of land and lot sales    307,751     450,217     666,368   1,316,414

      Gross profit on sales       320,402     429,370     771,408   1,494,966

    Operating, selling,
     general and
     administrative expense       410,070     307,949   1,233,135   1,393,692

                                  (89,668)    121,421    (461,727)    101,274

    Other income (expense)
      Interest expense           (163,882)   (163,784)   (375,621)   (458,321)
      Interest income               1,173      34,782       5,570      82,608
      Equity in losses of
       unconsolidated company           -           -           -     (53,530)
      Gain on settlement of
       quepasa.com claim                -           -           -     405,750
      Other income                 10,900      84,134       5,506     175,509

                                 (151,809)    (44,868)   (364,545)    152,016

    Earnings (loss) before
     minority interest           (241,477)     76,553    (826,272)    253,290

    Minority interest                   -           -           -      (2,040)

    Net earnings (loss)          (241,477)     76,553    (826,272)    251,250

    Less: preferred stock
     dividends applicable
     to the period                (25,036)    (11,815)    (48,666)    (35,445)

    Net earnings (loss)
     available for common
     stock                       (266,513)     64,738    (874,938)    215,805

    Net earnings (loss) per
     common and common
     equivalent share, basic
     and diluted                   $(0.01)         $-      $(0.04)      $0.01

    Weighted average common
     and common equivalent
     shares outstanding,
     basic and diluted         20,885,399  20,785,399  20,874,450  20,785,399


                   GREAT WESTERN LAND AND RECREATION, INC.
                         CONSOLIDATED BALANCE SHEETS

                                                  June 30,          Sept. 30,
                                                    2004              2003
    ASSETS                                      (unaudited)
      Cash and cash equivalents                $   537,104       $ 1,100,844
      Notes receivable                             143,375            70,118
      Land held for development and sale        12,709,492         9,321,515
      Receivable from related entities              49,622            68,080
      Property and equipment, net of
       accumulated depreciation of $62,785
       and $42,583 at June 30, 2004 and
       September 30, 2003, respectively            186,545           201,727
      Other                                      1,002,386           985,046
                                               $14,628,524       $11,747,330
    LIABILITIES AND STOCKHOLDERS' EQUITY
      Liabilities
        Notes payable                           $6,593,200        $4,026,588
        Subordinated debt                        3,183,589         3,319,684
        Payable to related entities                900,309           745,427
        Accounts payable and other accrued
         liabilities                             1,066,736           620,586
        Total liabilities                       11,743,834         8,712,285

      Minority interest                             31,229            46,843

      Stockholders' equity
      Preferred stock, $0.001 par value;
       10,000,000 shares authorized;
       22,580 and 14,380 shares issued and
       outstanding at June 30, 2004
       and September 30, 2003 respectively;
       20,000 additional shares
       issued, held by a subsidiary and
       reported as treasury shares at
       June 30, 2004; liquidation value
       $1,539,000 at June 30, 2004               1,374,821           660,409
      Common stock, $0.001 par value;
       30,000,000 shares authorized;
       20,885,399 and 20,785,399 shares
       issued and outstanding at June
       30, 2004 and  September 30, 2003,
       respectively                                 20,885            20,785
      Additional paid-in capital                 2,574,367         2,595,298
      Accumulated other comprehensive loss            (733)             (733)
      Accumulated deficit                       (1,115,879)         (287,557)
        Total stockholders' equity               2,853,461         2,988,202
                                               $14,628,524       $11,747,330



SOURCE  Great Western Land and Recreation Inc.
    -0-                             08/16/2004
    /CONTACT: Ron O'Connor, Sr. V. P. and CFO of Great Western Land and Recreation, +1-480-949-6007; or Karl Plath or Brien Gately, both of The Investor Relations Company, +1-847-296-4200/
    /Web site:  http://www.gwland.com /
    (GWES)

CO:  Great Western Land and Recreation Inc.
ST:  Arizona
IN:  RLT FIN OTC
SU:  ERN